Exhibit  10


                              EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is made effective as of 15 June 2000, by and between: Central Capital Venture Corporation (alternatively the "Employer" or the "Company") located at 2660 Townsgate Road, Suite 310, Westlake Village, California, 91361; and Lewis I Williams 4th, c/o AWE Paradigm Corporation, 419 North Larchmont Boulevard: PMB# 38, Los Angeles, CA, 90004 (the "Employee").

     A. Employer is engaged in the business of a Business Development Company. The Employee will primarily perform the job duties at the following location: 2660 Townsgate Road, 310 Village Park, Westlake Village, CA, 91361.

     B.     Employer  desires  to  have  the  services  of  the  Employee.

     C.     Employee  is  willing  to  be  employed  by  Employer.



Therefore,  the  parties  agree  as  follows:


1.     EMPLOYMENT.     Employer  shall  employ  Employee  as  Chief  Executive
Officer. Employee shall provide to Employer the following services: Usual and customary as Chief Executive Officer; to seek out all investment opportunities for the Company's Investment Portfolio; and to work with investing public as well as brokerage offices. Employee shall maintain full responsibility to raise the necessary capital for Employer and for Employer's Investee Company's. Employee accepts and agrees to such employment, subject to the general supervision, advice and direction of the Board of Directors and other such supervisory panels when made available. Employee shall also perform (i) such other duties as are customarily performed by an employee in a similar position; and (ii) such other and unrelated services and duties as may be assigned to Employee from time to time by Employer's Board of Directors, which would be customarily performed if so needed.


2. BEST EFFORTS OF EMPLOYEE. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Employer agrees, from time to time, to provide Employee with a written articulation of duties and expectations. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Employer may require from time to time.


3. COMPENSATION OF EMPLOYEE. As compensation for the services provided by the Employee under this Agreement, Employer will pay Employee an annual salary of $50,000.00 payable in accordance with the Employer's usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that the Employee shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Employee has not yet been paid, and for any commission(s) earned in accordance with the Employer's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and the Employer's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.


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4.     BONUS  PAYMENTS.     In addition to the payments made under the preceding
paragraph, Employer will make Bonus payments to the Employee based upon three (3%) percent of the net increase of the Company's investment portfolio, as demonstrated by the net year end liquidation (sale minus cost of sale) of each individual portfolio security the Company may own during Williams' tenure, excluding the securities of DataNet Information Systems, Inc. and Digi Commerce Corporation. Bonus Payments may be made in cash, Common Stock of Company or in any combination of cash and Company's Common Stock (with Common Stock to be paid at no less than net asset value) as the Board of Directors and the Employee then agree upon. This bonus will be paid semi-annually on the 15th day of August and the 15th day of February, for the month, each payment corresponding to the semi-annual period that ended approximately forty five (45) days prior to the payment date.

     A. ACCOUNTING. The Employer shall maintain records in sufficient detail for purposes of determining the amount of the commission. The Employer shall provide to Employee a written accounting that sets forth the manner in which the bonus payment was calculated.

     B. RIGHT TO INSPECT. The Employee, or the Employee's agent, shall have the right to inspect Employer's records for the limited purpose of verifying the calculation of the commission payments, subject to such restrictions as Employer may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by Employer.

     C. DEATH OF THE EMPLOYEE. If Employee dies during the term of this Agreement, Employee shall be entitled to payments or partial bonus payments for the period ending with the date of Employee's death. Partial bonus payments shall be based on the same formula as indicated in Section 4 of this heading, however tenure will be terminated simultaneously with demise of the Employee.


5. REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH EMPLOYER POLICY. The Employer will reimburse Employee for the following "out-of-pocket" expenses in accordance with Employer policies in effect from time to time. All expenses must be reasonable and customary for an early-stage Company with limited operating capital. Any expense over $1,000 must be pre-approved by Employer's Board of Directors, all expenses must be verified on an employee expense record and accompanied by and itemized bill for payment. Payment must be authorized by the Board of Directors or by that Committee in which the Board of Directors chooses to oversee such activities, specifically: (a) travel expenses, (b) meals and entertainment, and (c) professional dues and fees.


6. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Employee shall provide Employer with all information, suggestions, and recommendations regarding Employer's business, of which Employee has knowledge, which will be of benefit to Employer.


7. CONFIDENTIALITY. Employee recognizes Employer has and will have confidential and proprietary (i.e. not publicly disclosed) information regarding it's Investee Companies and its Potential Investee Companies in which it may be held liable for the distribution of that confidential information, including but not limited to the following: inventions, machinery, products, prices, apparatus, costs, discounts, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights, any and all, and other vital information (collectively the "Information") which are valuable, special and unique assets of Employer, its Investee Companies, and it Potential Investee Companies. Employee agrees that the Employee will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate any Information to any third party without the prior written consent of the Employer. Employee will protect the Information and treat it as strictly confidential. A violation by Employee of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.


8.     UNAUTHORIZED  DISCLOSURE  OF INFORMATION.     If it appears that Employee
has disclosed (or has threatened to disclose) proprietary information in violation of this Agreement, information which has not yet been made publicly available, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.


9. TERM/TERMINATION. Employee's employment under this Agreement shall be for six (6) months with six (6) month extensions, beginning on or about 15 June 2000. Either party upon one month written notice may terminate this Agreement. If Employee is in violation of this Agreement, Employer may terminate employment without notice and with compensation to Employee only to the date of such termination. The compensation paid under this Agreement shall be the Employee's exclusive remedy.


10. TERMINATION FOR DISABILITY. Employer shall have the option to terminate this Agreement, if Employee becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. Employer shall exercise this option by giving one month written notice to Employee.


11.     COMPLIANCE WITH EMPLOYER'S RULES.     Employee agrees to comply with all
of  the  rules  and  regulations  of  Employer.


12.     RETURN  OF  PROPERTY.          Upon  termination  of this Agreement, the
Employee shall deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in the Employee's possession or under the Employee's control, which is Employer's property or related to Employer's business. Any separate confidentiality or proprietary rights agreement signed by the Employee shall govern such obligation.


13. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, addressed as follows:


     if  to  Employer:     Central  Capital  Venture  Corporation
     ----------------      2660  Townsgate  Road  Suite  310
                           Westlake  Village,  California  91361

     If  to  Employee:     Lewis  I  Williams  4th
                           c/o  AWE  Paradigm  Corporation
                           419  North  Larchmont  Boulevard:  PMB#  38
                           Los  Angeles,  CA  90004

Either party may change such addresses from time to time by providing written notice in the manner set forth above.


14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.


15.     AMENDMENT.     This  Agreement  may  be  modified  or  amended,  if  the
amendment  is  made  in  writing  and  is  signed  by  both  parties.


16. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.


17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.


18.     APPLICABLE  LAW.     The  laws  of  the State of California shall govern
this  Agreement.


FOR  EMPLOYER  CENTRAL  CAPITAL  VENTURE  CORPORATION  -



                         BY:     ____________________________________
                                 ELY  JAY  MANDELL             [date]
                                 CEO  PRESIDENT


AGREED  TO  AND  ACCEPTED:       FOR  EMPLOYEE  -
-------------------------



                         BY:     ____________________________________
                                 LEWIS  I  WILLIAMS  4TH       [date]